UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 25, 2006

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center
367 South Gulph Road
King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

During the third quarter of 2005, Chalmette Medical Center (“Chalmette”), Universal Health Realty Income Trust’s (the “Trust”) two story, 138-bed acute care hospital located in Chalmette, Louisiana, was severely damaged and closed as a result of Hurricane Katrina. The majority of the real estate assets of Chalmette were leased from the Trust by a subsidiary of Universal Health Services, Inc. (“UHS”) and, in accordance with the terms of the lease, and as part of an overall evaluation of the leases between subsidiaries of UHS and the Trust, UHS has elected to offer substitution properties rather than exercise its right to rebuild the facility or offer cash for Chalmette. Independent appraisals were obtained by the Trust and UHS which indicated that the pre-Hurricane fair market value of the leased facility was $23,965,000 (“FMV of Chalmette”).

The Trust has agreed, subject to certain closing conditions, to terminate the lease between Chalmette and the Trust and to transfer the real property assets and all rights attendant thereto (including insurance proceeds) of Chalmette to UHS in exchange and substitution for newly constructed real property assets owned by UHS (“Capital Additions”) at Wellington Regional Medical Center (“Wellington”), The Bridgeway (“Bridgeway”) and Southwest Healthcare System-Inland Valley Campus (“Inland Valley”), in satisfaction of the obligations under the Chalmette lease. The exchange and substitution package includes the following Capital Additions, as defined in the Master Lease Document, by and among the Trust and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which were recently constructed on, or adjacent to, facilities already owned by the Trust as well as a Capital Addition at Inland Valley which is currently under construction and expected to be completed by the end of 2006. UHS is obligated to complete the Inland Valley Capital Addition or offer to either, subject to the approval of the Trust, provide alternative substitution property or pay to the Trust an amount in cash equal to the substitution value of the Capital Addition.

• Wellington– Bed Tower	$8,926,000	(Actual construction costs)
• Bridgeway – 28 bed addition	$4,072,000	(Actual construction costs)
• Inland Valley Campus – 44 bed and ICU expansion	$12,160,000	(Estimated construction costs)

To accomplish the exchange and substitution, on April 24, 2006 the Trust entered into an Asset Exchange and Substitution Agreement between the Trust, UHS and certain subsidiaries of UHS. The estimated total value of this exchange and substitution package is approximately $25.2 million based upon the combined actual and estimated construction costs of the Capital Additions. Since the estimated total value of the substitution package is expected to exceed the FMV of Chalmette, the excess amount will be paid to UHS in cash upon completion of the Inland Valley Capital Additions.

During 2005, 2004 and 2003, the total rent earned by the Trust under the Chalmette lease was approximately $1.6 million to $1.7 million annually (including base and bonus rental). The total rent payable to the Trust on the Capital Additions included in the substitution package (excluding the rent on the Capital Additions in excess of the FMV of Chalmette) is expected to closely approximate the total rent earned by Trust under the Chalmette lease. UHS will pay incremental rent on the Capital Additions in excess of the FMV of Chalmette at a rate equal to the prevailing five-year treasury rate plus 200 basis points at the time of funding (minimum rate 6.75%). Below is the rent allocation of the substitution properties, excluding the incremental rent on the Capital Additions in excess of the FMV of Chalmette.

Facility	Base Rent	Bonus Rent	Total Rent
Wellington	$534,504	$67,744	$602,248
Bridgeway	247,800	26,940	274,740
Inland Valley	740,012	—	740,012

Total:	$1,522,316	$94,684	$1,617,000

The amounts shown in the bonus rent column represent the estimated bonus rent effect of including the revenues generated from the Capital Additions at Wellington and Bridgeway that have not been previously included in the bonus rent paid to the Trust pursuant to the terms of the leases since the Capital Additions were financed and owned by UHS. The bonus rent amounts reflected above were based on the net revenues generated at each facility during 2005. Future bonus rents earned by the Trust on the Capital Additions will be based the actual net revenues of each facility.

As part of the overall arrangement, UHS agreed to early five year renewals of the leases between the Trust and each of Inland Valley, Wellington and McAllen Medical Center, which mature on December 31, 2006, and Bridgeway, which matures on December 31, 2009, on the same economic terms as the current leases. To reflect the lease renewals, on April 24, 2006, the Trust and each of the individual lessees entered into amended and restated leases relating to their respective, individual properties at the existing lease rates. With respect to each of these leases, UHS also agreed not to exercise its purchase options under the leases at the end of the current lease terms, which would have resulted in a cash payment to the Trust and the termination of the rental stream with respect to the properties, and likely would have adversely affected the ability of the Trust to maintain the dividend at current levels.

Pursuant to the Master Lease, which governs all leases of properties with subsidiaries of UHS, UHS has the right to purchase the leased properties at the end of each lease term at each property’s fair market value purchase price. As part of the overall exchange and substitution proposal, as well as the early five year lease renewals on Inland Valley, Wellington, McAllen and Bridgeway, the Trust agreed to amend the Master Lease to include a change of control provision (as defined below) and a provision granting UHS the right to purchase each of the leased properties, at their fair market value purchase price, on one month’s notice to the Trust in the event of such change of control occurs.

On April 24, 2006, the Trust and certain subsidiaries of UHS entered into Amendment No. 1 to the Master Lease. Under the amended Master Lease, a “change of control” will occur in the event that, directly or indirectly: (i) the Trust consolidates with, or merges with and into, any individual, firm, corporation or other entity (each a “Person”) (other than a wholly-owned subsidiary of the Trust in a transaction the principal purpose of which is to change the state of organization of the Trust); (ii) any Person consolidates with the Trust, or merges with and into the Trust and the Trust is the continuing or surviving entity of such consolidation or merger and, in connection with such merger, all or part of the shares of beneficial interest of the Trust be changed into or exchanged for stock or other securities of any other Person (or the Trust); (iii) any Person or “group” other than the Trust or an affiliate of the Trust becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities of the Trust representing more than 20% of the voting power of the Trust’s securities in one or more transactions (including by way of merger, reorganization or consolidation); or (iv) the composition of the Board of Trustees of the Trust changes and, as a result, the majority of the Trustees are not Incumbent Trustees. “Incumbent Trustees” are trustees who either (a) are Trustees of the Trust as of the date of the amendment, or (b) are elected, or nominated for election, to the Board or Trustees of the Trust with the affirmative votes of at least a majority of the Incumbent Trustees at the time of such election or nomination. In addition, the Trust has agreed to provide notice to lessees of its properties not less than 60 days prior to any proposed change of control. In the event of a change of control, lessees will have the option exercisable at any time within 12 months of the change of control to purchase the leased property, upon not less than one month’s notice, at the fair market value purchase price of the leased property as of the date the lessee exercises its option to purchase the leased property pursuant to the terms of the Master Lease.

The Independent Trustees determined that the exchange and substitution arrangement was in the best interests of the Trust and its shareholders as it replaced Chalmette’s rental revenue to the Trust and ensured through the early lease renewals that UHS would continue to lease its other properties at existing lease rates for at least 5 years beyond the end of the current lease terms. The Board of Trustees believed that the purchase of Chalmette by UHS for cash would have adversely affected the ability of the Trust to maintain its dividend and may have resulted in adverse tax consequences to the Trust.

After giving effect to the Asset Exchange and Substitution Agreement and the various lease renewals discussed above, subsidiaries of UHS will lease four hospital facilities owned by the Trust, of which three will have leases scheduled to expire in December, 2011 and one with a lease scheduled to expire in December, 2014. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another. Pursuant to the terms of the leases, UHS has the option to renew the leases by providing notice to the Trust at least 90 days prior to the termination of the then current term. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms and upon a “change in control” at the appraised fair market value. In addition, UHS has the rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer.

For the year ended December 31, 2005, 48% of the Trust’s revenues were earned under the terms of leases on hospital facilities with wholly-owned subsidiaries of UHS. In addition to lease agreements between the Trust and subsidiaries of UHS, as of March 31, 2006, UHS owned 6.6% of the Trust’s outstanding shares of beneficial interest and has the option to purchase shares of beneficial interest at fair market value to maintain a 5% interest in the Trust. UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to the Trust under an Advisory Agreement dated December 24, 1986 between the Advisor and the Trust (the “Advisory Agreement”). Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to the Trust and to conduct its day-to-day affairs. In performing its services, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement expires on December 31 of each year; however, it is renewable by the Trust, subject to a determination by the Independent Trustees of the Board of Trustees of the Trust that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by the Trust or the Advisor. The Advisory Agreement has been renewed for 2006. All transactions with UHS must be approved by the Independent Trustees.

Item 2.02 Results of Operations and Financial Condition

On April 25, 2006, the Trust made its first quarter earnings release. A copy of the Trust’s press release is furnished as exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.
10.1	Asset Exchange and Substitution Agreement.
10.2	Amendment No. 1 to the Master Lease Document, between certain subsidiaries of UHS and the Trust.
99.1	Press release dated April 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: April 25, 2006	By:	/s/ Alan B. Miller
Alan B. Miller
	Title:	Chairman of the Board, Chief Executive Officer and President

	By:	/s/ Charles F. Boyle
Charles F. Boyle
	Title:	Vice President and Chief Financial Officer